HomeStreet Reports First Quarter 2022 Results

Fully diluted EPS $1.01	ROAE: 11.6% ROATE: 12.2%	ROAA: 1.10%

SEATTLE – April 25, 2022 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq:HMST) (including its consolidated subsidiaries, the "Company" or "HomeStreet"), the parent company of HomeStreet Bank, today announced the financial results for the quarter ended March 31, 2022. As we present non-GAAP measures in this release, the reader should refer to the non-GAAP reconciliations set forth below under the section “Non-GAAP Financial Measures.”
“During the first quarter of 2022, our focus on growth resulted in a $331 million increase in our loans held for investment, which supports future growth in our net interest income” said Mark K. Mason, HomeStreet’s Chairman of the Board, President, and Chief Executive Officer. “Continued improvement in our loan portfolio credit quality and reduced uncertainty related to the pandemic resulted in a $9 million recovery in our provision for credit losses. Expected declines in gain on sale revenues resulting from lower single family loans originated for sale and our decision to not sell multifamily portfolio loans in the quarter resulted in lower earnings when compared to the fourth quarter of 2021. Our efficiency ratio, which increased due to the decline in revenues, is expected to significantly improve in future periods due to anticipated increasing levels of net interest income and stable noninterest expenses. Overall, assuming continued strong loan originations, we anticipate meaningful earnings growth going forward as a result of our portfolio growth focus and operating leverage.”

Operating Results
                  First quarter 2022 compared to fourth quarter 2021
•Net income: $20.0 million compared to $29.4 million
•Earnings per fully diluted share: $1.01 compared to $1.43
•Net interest margin: 3.27% compared to 3.34%
•Return on Average Equity ("ROAE"): 11.6% compared to 16.1%
•Return on Average Tangible Equity ("ROATE"): 12.2% compared to 17.0%
•Return on average assets ("ROAA"): 1.10% compared to 1.59%
•Efficiency ratio: 77.0% compared to 62.2%

Financial Position
                    First quarter 2022 compared to fourth quarter 2021
•Loan portfolio originations: $747 million in the first quarter
•Loans held for investment increased $331 million in the first quarter
•Commercial and consumer noninterest-bearing deposits increased 2%
•Period ending cost of deposits: 0.16% compared to 0.15%
•Tangible book value per share: $30.47 compared to $34.04

“Loan originations were strong in the current quarter with $747 million of loan originations,” added Mr. Mason. “Our loans held for investment increased at an annualized rate of 24% during the first quarter and our loan pipelines are near record levels. Total deposits increased at an annualized rate of 8% while noninterest bearing deposits continue to increase as a percentage of total deposits."

Other
•Completed $100 million subordinated notes offering in January 2022
•Repurchased a total of 1,471,485 shares of our common stock at an average price of $50.97 per share during the first quarter of 2022
•Declared and paid a cash dividend of $0.35 per share in the first quarter

Mr. Mason concluded “The completion of our $100 million subordinated notes offering in January 2022 provided funds to allow us to complete the repurchase of $75 million of stock during the first quarter, equivalent to a reduction of over 7% of our outstanding shares at the beginning of the year. Additionally, in the first quarter, we increased our quarterly dividend by 40% to $0.35 per share. We anticipate continuing to efficiently retain capital for growth while returning excess capital to shareholders."

Conference Call
HomeStreet, Inc. (Nasdaq:HMST), the parent company of HomeStreet Bank, will conduct a quarterly earnings conference call on Tuesday, April 26, 2022 at 1:00 p.m. ET. Mark K. Mason, CEO and President, and John M. Michel, CFO, will discuss first quarter 2022 results and provide an update on recent events. A question and answer session will follow the presentation. Shareholders, analysts and other interested parties may register in advance at the following URL: https://www.incommglobalevents.com/registration/q4inc/10496/homestreet-q1-2022-earnings-call/ or may join the call by dialing directly at 1-844-200-6205 (1-929-526-1599 internationally) shortly before 1:00 p.m. ET using Access Code 121471.

A rebroadcast will be available approximately one hour after the conference call by dialing 1-866-813-9403 and entering passcode 479950.

About HomeStreet

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	Executive Vice President and Chief Financial Officer
HomeStreet, Inc.
John Michel (206) 515-2291
john.michel@homestreet.com
http://ir.homestreet.com

HomeStreet, Inc. and Subsidiaries
Summary Financial Data

	For the Quarter Ended
(in thousands, except per share data and FTE data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Select Income Statement Data:
Net interest income	$54,546	$57,084	$57,484	$57,972	$54,517
Provision for credit losses	(9,000)	(6,000)	(5,000)	(4,000)	—
Noninterest income	15,558	28,620	24,298	28,224	38,833
Noninterest expense	54,473	53,971	51,949	52,815	56,608
Income:
Before income taxes	24,631	37,733	34,833	37,381	36,742
Total	19,951	29,432	27,170	29,157	29,663
Net income per share - diluted	1.01	1.43	1.31	1.37	1.35

Selected Performance Ratios:
Return on average equity - annualized	11.6%	16.1%	14.8%	16.3%	16.4%
Return on average tangible equity - annualized (1)	12.2%	17.0%	15.6%	17.2%	17.3%
Return on average assets - annualized	1.10%	1.59%	1.48%	1.59%	1.65%
Efficiency ratio (1)	77.0%	62.2%	62.8%	62.8%	60.0%
Net interest margin	3.27%	3.34%	3.42%	3.45%	3.29%

Other data:
Full-time equivalent employees ("FTE")	962	970	983	997	1,013

HomeStreet, Inc. and Subsidiaries
Summary Financial Data (continued)

	As of
(in thousands, except share and per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Selected Balance Sheet Data:
Loans held for sale	$59,150	$176,131	$395,112	$225,241	$390,223
Loans held for investment, net	5,826,546	5,495,726	5,299,741	5,332,626	5,227,727
Allowance for credit losses ("ACL")	37,944	47,123	54,516	59,897	64,047
Investment securities	1,083,640	1,006,691	983,038	1,007,658	1,049,105
Total assets	7,510,894	7,204,091	7,372,451	7,167,951	7,265,191
Deposits	6,270,535	6,146,509	6,359,660	6,086,527	6,131,233
Borrowings	273,000	41,000	—	50,000	84,500
Long-term debt	224,137	126,026	125,979	125,932	125,885
Total shareholders' equity	601,231	715,339	710,376	708,731	701,463
Other Data:
Book value per share	$32.15	$35.61	$34.74	$34.09	$32.84
Tangible book value per share (1)	$30.47	$34.04	$33.18	$32.53	$31.31
Equity to assets	8.0%	9.9%	9.6%	9.9%	9.7%
Tangible common equity to tangible assets (1)	7.6%	9.5%	9.2%	9.5%	9.2%
Shares outstanding at end of period	18,700,536	20,085,336	20,446,648	20,791,659	21,360,514
Loans to deposit ratio	94.5%	93.0%	90.4%	92.3%	92.7%
Credit Quality:
ACL to total loans (2)	0.66%	0.88%	1.06%	1.18%	1.34%
ACL to nonaccrual loans	320.3%	386.2%	307.8%	287.5%	297.3%
Nonaccrual loans to total loans	0.20%	0.22%	0.33%	0.39%	0.41%
Nonperforming assets to total assets	0.17%	0.18%	0.26%	0.31%	0.32%
Nonperforming assets	$12,581	$12,936	$19,196	$22,319	$23,025
Regulatory Capital Ratios:
Bank
Tier 1 leverage ratio	10.30%	10.11%	10.17%	9.95%	10.01%
Total risk-based capital	13.23%	13.77%	13.71%	14.36%	14.84%
Company
Tier 1 leverage ratio	8.99%	9.94%	10.00%	9.78%	9.83%
Total risk-based capital	12.65%	12.66%	13.01%	13.59%	14.05%

(1)For additional information on these non-GAAP financial measures and for corresponding reconciliations to GAAP financial measures, see Non-GAAP Financial Measures in this earnings release.
(2)The reserve rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including Paycheck Protection Program ("PPP") loan balances.

HomeStreet, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except share data)	March 31, 2022	December 31, 2021

ASSETS
Cash and cash equivalents	$73,862	$65,214
Investment securities	1,083,640	1,006,691
Loans held for sale	59,150	176,131
Loans held for investment, (net of allowance for credit losses of $37,944 and $47,123)	5,826,546	5,495,726
Mortgage servicing rights	111,657	100,999
Premises and equipment, net	56,269	58,154
Other real estate owned	735	735
Goodwill and other intangibles	31,464	31,709
Other assets	267,571	268,732
Total assets	$7,510,894	$7,204,091
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$6,270,535	$6,146,509
Borrowings	273,000	41,000
Long-term debt	224,137	126,026
Accounts payable and other liabilities	141,991	175,217
Total liabilities	6,909,663	6,488,752
Shareholders' equity:
Common stock, no par value; 160,000,000 shares authorized
18,700,536 and 20,085,336 shares issued and outstanding	223,718	249,856
Retained earnings	408,442	444,343
Accumulated other comprehensive income (loss)	(30,929)	21,140
Total shareholders' equity	601,231	715,339
Total liabilities and shareholders' equity	$7,510,894	$7,204,091

HomeStreet, Inc. and Subsidiaries
Five Quarter Consolidated Income Statements

	Quarter Ended
(in thousands, except share and per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Interest income:
Loans	$52,954	$55,403	$56,117	$57,078	$53,568
Investment securities	5,966	5,469	5,130	5,010	5,951
Cash, Fed Funds and other	108	97	141	159	172
Total interest income	59,028	60,969	61,388	62,247	59,691
Interest expense:
Deposits	2,284	2,481	2,507	2,773	3,650
Borrowings	2,198	1,404	1,397	1,502	1,524
Total interest expense	4,482	3,885	3,904	4,275	5,174
Net interest income	54,546	57,084	57,484	57,972	54,517
Provision for credit losses	(9,000)	(6,000)	(5,000)	(4,000)	—
Net interest income after provision for credit losses	63,546	63,084	62,484	61,972	54,517
Noninterest income:
Net gain on loan origination and sale activities	8,274	20,079	17,509	21,271	33,459
Loan servicing income	3,304	2,540	2,014	1,931	748
Deposit fees	2,075	2,156	2,091	1,997	1,824
Other	1,905	3,845	2,684	3,025	2,802
Total noninterest income	15,558	28,620	24,298	28,224	38,833
Noninterest expense:
Compensation and benefits	32,031	30,627	31,175	34,378	35,835
Information services	7,062	7,278	6,902	6,949	6,784
Occupancy	6,365	5,662	5,705	5,973	6,492
General, administrative and other	9,015	10,404	8,167	5,515	7,497
Total noninterest expense	54,473	53,971	51,949	52,815	56,608
Income before income taxes	24,631	37,733	34,833	37,381	36,742
Income tax expense	4,680	8,301	7,663	8,224	7,079
Net income	$19,951	$29,432	$27,170	$29,157	$29,663

Net income per share:
Basic	$1.02	$1.45	$1.32	$1.38	$1.37
Diluted	$1.01	$1.43	$1.31	$1.37	$1.35
Weighted average shares outstanding:
Basic	19,585,753	20,251,824	20,613,290	21,057,473	21,637,671
Diluted	19,791,913	20,522,475	20,819,601	21,287,974	21,961,828

HomeStreet, Inc. and Subsidiaries
Consolidated Income Statements

	Quarter Ended March 31,
(in thousands, except share and per share data)	2022	2021
Interest income:
Loans	$52,954	$53,568
Investment securities	5,966	5,951
Cash, Fed Funds and other	108	172
Total interest income	59,028	59,691
Interest expense:
Deposits	2,284	3,650
Borrowings	2,198	1,524
Total interest expense	4,482	5,174
Net interest income	54,546	54,517
Provision for credit losses	(9,000)	—
Net interest income after provision for credit losses	63,546	54,517
Noninterest income:
Net gain on loan origination and sale activities	8,274	33,459
Loan servicing income	3,304	748
Deposit fees	2,075	1,824
Other	1,905	2,802
Total noninterest income	15,558	38,833
Noninterest expense:
Compensation and benefits	32,031	35,835
Information services	7,062	6,784
Occupancy	6,365	6,492
General, administrative and other	9,015	7,497
Total noninterest expense	54,473	56,608
Income before income taxes	24,631	36,742
Income tax expense	4,680	7,079
Net income	$19,951	$29,663

Net income per share:
Basic	$1.02	$1.37
Diluted	$1.01	$1.35
Weighted average shares outstanding:
Basic	19,585,753	21,637,671
Diluted	19,791,913	21,961,828

HomeStreet, Inc. and Subsidiaries
Average Balances, Yields (Taxable-equivalent basis) and Rates

(in thousands, except yield/rate)	Quarter Ended
Average Balances:	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Investment securities	$1,028,971	$990,273	$994,593	$1,032,995	$1,065,423
Loans	5,691,316	5,767,597	5,577,149	5,664,187	5,605,868
Total interest earning assets	6,786,205	6,840,317	6,719,258	6,783,707	6,739,335
Total assets	7,363,589	7,356,957	7,264,933	7,342,275	7,310,408
Deposits: Interest-bearing	4,513,631	4,591,239	4,525,730	4,577,504	4,589,126
Deposits: Noninterest-bearing	1,744,202	1,728,558	1,679,086	1,541,317	1,433,765
Borrowings	64,557	25,711	32,167	179,543	203,621
Long-term debt	204,553	125,995	125,948	125,901	125,854
Total interest-bearing liabilities	4,782,741	4,742,945	4,683,845	4,882,948	4,918,601

Average Yield/Rate:
Investment securities	2.59%	2.50%	2.34%	2.20%	2.47%
Loans	3.74%	3.79%	3.98%	4.02%	3.85%
Total interest earning assets	3.54%	3.57%	3.65%	3.70%	3.60%
Deposits: Interest-bearing	0.21%	0.21%	0.22%	0.24%	0.32%
Total deposits	0.15%	0.16%	0.16%	0.18%	0.25%
Borrowings	0.56%	0.73%	0.54%	0.31%	0.32%
Long-term debt	4.12%	4.29%	4.28%	4.31%	4.33%
Total interest-bearing liabilities	0.38%	0.33%	0.33%	0.35%	0.42%
Net interest rate spread	3.16%	3.24%	3.32%	3.35%	3.18%
Net interest margin	3.27%	3.34%	3.42%	3.45%	3.29%

Results of Operations

First Quarter of 2022 Compared to the Fourth Quarter of 2021

Our net income and income before taxes were $20.0 million and $24.6 million, respectively, in the first quarter of 2022, as compared to $29.4 million and $37.7 million, respectively, in the fourth quarter of 2021. The $13.1 million decrease in income before taxes was due to lower net interest income, lower noninterest income and higher noninterest expenses, partially offset by a higher recovery of our allowance for credit losses.

Our effective tax rate was 19.0% in the first quarter of 2022 as compared to 22.0% in fourth quarter of 2021 and a statutory rate of 23.4%. Our effective tax rate was lower than our statutory rate due to the benefits of tax advantaged investments. Additionally, our effective tax rate in the first quarter of 2022 was lower than the fourth quarter of 2021 due to reductions in taxes on income related to excess tax benefits resulting from the vesting of stock awards during the first quarter.

Net interest income was $2.5 million lower in the first quarter of 2022 as compared to the fourth quarter of 2021 primarily due to lower average loan balances, a $0.7 million increase in interest expense related to the $100 million subordinated notes offering completed in January 2022 and a $0.6 million decrease in income from Paycheck Protection Program (“PPP”) loans. The lower average loan balances were primarily due to the sale of $244 million of multifamily loans in November of 2021 which was partially offset by the increase in loan balances during the first quarter.

As a result of the continued favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $9 million recovery of our allowance for credit losses in the first quarter of 2022, as compared to a $6 million recovery of our allowance for credit losses in the fourth quarter of 2021.

The decrease in noninterest income in the first quarter of 2022 as compared to the fourth quarter of 2021 was due to a $11.8 million decrease in gain on loan origination and sale activities and a $1.9 million decrease in other income which were partially offset by a $0.8 million increase in loan servicing income. The decrease in gain on loan origination and sale activities was due to a $4.4 million decrease in single family gain on loan origination and sale activities and a $7.4 million decrease in commercial real estate (“CRE”) and commercial gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume and margins as a result of the effects of increasing interest rates. The decrease in CRE and commercial gain on loan origination and sale activities was primarily due to an 84% decrease in the volume of loans sold. The decrease in other income was due to a $1.0 million decrease in income realized from investments in community development entities and $0.6 million gain on sale of other real estate owned realized in the fourth quarter.

The $0.5 million increase in noninterest expense in the first quarter of 2022 as compared to the fourth quarter of 2021 was primarily due to higher compensation and benefits and occupancy costs, partially offset by lower general, administrative and other costs. The higher level of compensation and benefit costs reflect a $1.0 million reversal of previously accrued medical benefits related to the positive experience in our self-insured medical program in the fourth quarter. Occupancy costs increased due to common area maintenance rent increases and accelerated depreciation in the first quarter of 2022. Legal costs, which are included in general, administrative and other costs, were $1.4 million lower in the first quarter of 2022 as compared to the fourth quarter of 2021 due to higher nonrecurring costs expended on litigation activities and legal matters in the fourth quarter.

First Quarter of 2022 Compared to the First Quarter of 2021

Our net income and income before taxes were $20.0 million and $24.6 million, respectively, in the first quarter of 2022, as compared to $29.7 million and $36.7 million, respectively, in the first quarter of 2021. The $12.1 million decrease in income before taxes was due to lower noninterest income, partially offset by a recovery of our allowance for credit losses in 2022 and lower noninterest expense.
Our effective tax rate during first quarter of 2022 was 19.0% as compared to 19.3% in the first quarter of 2021 and a statutory rate of 23.4%. Our effective tax rate for both periods was lower than our statutory rate due to the benefits of tax advantaged investments and reductions in taxes on income related to excess tax benefits resulting from the exercise and vesting of stock awards during the quarter.

Net interest income was stable in the first quarter of 2022 as compared to the first quarter of 2021 as increases in the average balance of loans was offset by a decrease in the net interest margin. Our net interest margin decreased slightly from 3.29% in the first quarter of 2021 compared to 3.27% in the first quarter of 2022 as a six basis point decrease in our yield on interest earning assets was offset by a four basis point decrease in the rate on interest-bearing liabilities. The decrease in yield on interest earning assets was primarily due to the prepayment and paydown of higher yielding loans and investments in our portfolios during 2021. Our cost of interest-bearing liabilities decreased due to decreases in market interest rates during 2021 which was partially offset by the impact of the $100 million subordinated notes offering completed in January 2022. The increase in the average balance of loans reflects the increases in our loans held for investment that occurred in 2021 and in the first quarter of 2022.

As a result of the favorable performance of our loan portfolio, a stable low level of nonperforming assets and an improved outlook of the estimated impact of COVID-19 on our loan portfolio, we recorded a $9 million recovery of our allowance for credit losses in the first quarter of 2022. We recorded no provision for credit losses in the first quarter of 2021.

The decrease in noninterest income for the first quarter of 2022 as compared to the first quarter of 2021 was due to decreases in gain on loan origination and sale activities, which was partially offset by higher loan servicing income. The $25.2 million decrease in gain on loan origination and sale activities was due to a $20.0 million decrease in single family gain on loan origination and sale activities and a $5.2 million decrease in CRE and commercial gain on loan origination and sale activities. The decrease in single family gain on loan origination and sale activities was due to a decrease in rate lock volume and margins as a result of the effects of increasing interest rates. The decrease in CRE and commercial gain on loan origination and sale activities was primarily due to an 81% decrease in the volume of loans sold. The $2.6 million increase in loan servicing income was primarily due to lower levels of prepayments and improved risk management results.

The $2.1 million decrease in noninterest expense in the first quarter of 2022 as compared to the first quarter of 2021 was due to lower compensation and benefit costs, partially offset by an increase in general, administrative and other expenses. The $3.8 million decrease in compensation and benefits expense is primarily due to reduced commission expense on lower loan origination volumes in our single family mortgage operations. The increase in general, administrative and other costs was due to charges related to nonrecurring costs expended on litigation activities and legal matters in the first quarter of 2022.

Financial Position

During the first quarter of 2022, our total assets increased $307 million due primarily to a $331 million increase in loans held for investment and a $77 million increase in investment securities which were partially offset by a decrease of $117 million in loans held for sale. Loans held for investment increased due to $747 million of originations, which were partially offset by prepayments and scheduled payments of $419 million. Total liabilities increased $421 million due to increases in deposits, borrowings and long-term debt. The $124 million increase in deposits was due to higher levels of business deposits and wholesale deposits. The increase in borrowings was due to an increased need for wholesale borrowings to fund loan growth. Long-term debt increased due to our $100 million subordinated notes offering completed in January 2022.

Loans Held for Investment

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Commercial real estate loans
Non-owner occupied commercial real estate	$699,277	$705,359	$754,031	$761,754	$766,002
Multifamily	2,729,775	2,415,359	2,090,156	1,966,995	1,521,349
Construction/land development	528,134	496,144	514,322	484,282	532,202
Total commercial real estate loans	3,957,186	3,616,862	3,358,509	3,213,031	2,819,553
Commercial and industrial loans
Owner occupied commercial real estate	464,356	457,706	450,350	457,504	473,273
Commercial business	387,938	401,872	435,756	575,122	757,231
Total commercial and industrial loans	852,294	859,578	886,106	1,032,626	1,230,504
Consumer loans
Single family (1)	759,286	763,331	793,927	812,287	875,417
Home equity and other	295,724	303,078	315,715	334,579	366,300
Total consumer loans	1,055,010	1,066,409	1,109,642	1,146,866	1,241,717
Total	5,864,490	5,542,849	5,354,257	5,392,523	5,291,774
Allowance for credit losses	(37,944)	(47,123)	(54,516)	(59,897)	(64,047)
Net	$5,826,546	$5,495,726	$5,299,741	$5,332,626	$5,227,727
(1)Includes $7.0 million, $7.3 million, $4.5 million, $5.2 million and $4.3 million of single family loans that are carried at fair value at March 31, 2022, December 31, 2021, September 30, 2021, June 30, 2021 and March 31, 2021, respectively.

Loan Roll-forward

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Loans - beginning balance	$5,542,849	$5,354,257	$5,392,523	$5,291,774	$5,244,180
Originations and advances	747,238	794,869	804,307	911,630	768,787
Transfers (to) from loans held for sale	(6,731)	(2,034)	(261,697)	1,394	(130,218)
Payoffs, paydowns and other	(418,852)	(602,613)	(580,754)	(812,261)	(590,897)
Charge-offs and transfers to OREO	(14)	(1,630)	(122)	(14)	(78)
Loans - ending balance	$5,864,490	$5,542,849	$5,354,257	$5,392,523	$5,291,774

Loan Originations and Advances

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Commercial real estate loans
Non-owner occupied commercial real estate	$23,632	$33,390	$30,065	$14,308	$8,404
Multifamily	371,047	395,365	408,353	513,620	282,795
Construction/land development	174,770	180,083	191,774	183,571	165,631
Total commercial real estate loans	569,449	608,838	630,192	711,499	456,830
Commercial and industrial loans
Owner occupied commercial real estate	20,534	27,323	11,879	8,709	33,155
Commercial business	53,959	49,580	38,157	83,053	163,525
Total commercial and industrial loans	74,493	76,903	50,036	91,762	196,680
Consumer loans
Single family	70,067	73,035	93,602	78,182	95,544
Home equity and other	33,229	36,093	30,477	30,187	19,733
Total consumer loans	103,296	109,128	124,079	108,369	115,277
Total	$747,238	$794,869	$804,307	$911,630	$768,787

Credit Quality
As of March 31, 2022, our ratio of nonperforming assets to total assets remained low at 0.17%, while our ratio of total loans delinquent over 30 days, including nonaccrual loans, to total loans was 0.42%.

Delinquencies

	Past Due and Still Accruing
(in thousands)	30-59 days	60-89 days	90 days or more (1)	Nonaccrual	Total past due and nonaccrual (2)	Current	Total loans

March 31, 2022
Total loans held for investment	$3,814	$1,852	$6,903	$11,846	$24,415	$5,840,075	$5,864,490
%	0.07%	0.03%	0.12%	0.20%	0.42%	99.58%	100.00%

December 31, 2021
Total loans held for investment	$1,208	$894	$6,717	$12,201	$21,020	$5,521,829	$5,542,849
%	0.02%	0.02%	0.12%	0.22%	0.38%	99.62%	100.00%

(1) FHA-insured and VA-guaranteed single family loans that are 90 days or more past due are maintained on accrual status if they are determined to have little to no risk of loss.
(2) Includes loans whose repayments are insured by the FHA or guaranteed by the VA or SBA of $11.0 million and $8.4 million at March 31, 2022 and December 31, 2021, respectively.

Allowance for Credit Losses (roll-forward)

	Quarter Ended
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Allowance for credit losses
Beginning balance	$47,123	$54,516	$59,897	$64,047	$64,294
Provision for credit losses	(9,223)	(5,952)	(5,348)	(4,145)	(371)
Recoveries (charge-offs), net	44	(1,441)	(33)	(5)	124
Ending balance	$37,944	$47,123	$54,516	$59,897	$64,047

Allowance for unfunded commitments:
Beginning balance	$2,404	$2,452	$2,104	$1,959	$1,588
Provision for credit losses	223	(48)	348	145	371
Ending balance	$2,627	$2,404	$2,452	$2,104	$1,959

Provision for credit losses:
Allowance for credit losses - loans	$(9,223)	$(5,952)	$(5,348)	$(4,145)	$(371)
Allowance for unfunded commitments	223	(48)	348	145	371
Total	$(9,000)	$(6,000)	$(5,000)	$(4,000)	$—

Allocation of Allowance for Credit Losses by Product Type

	March 31, 2022		December 31, 2021
(in thousands)	Balance	Rate (1)	Balance	Rate (1)

Non-owner occupied commercial real estate	$2,294	0.33%	$7,509	1.06%
Multifamily	8,427	0.31%	5,854	0.24%
Construction/land development
Multifamily construction	456	1.24%	507	1.34%
Commercial real estate construction	184	1.02%	150	1.06%
Single family construction	7,735	2.42%	6,411	2.16%
Single family construction to perm	990	0.64%	1,055	0.71%
Total commercial real estate loans	20,086	0.51%	21,486	0.59%
Owner occupied commercial real estate	3,536	0.76%	5,006	1.10%
Commercial business	6,910	1.83%	12,273	3.39%
Total commercial and industrial	10,446	1.24%	17,279	2.11%
Single family	3,762	0.58%	4,394	0.68%
Home equity and other	3,650	1.24%	3,964	1.31%
Total consumer	7,412	0.78%	8,358	0.88%
Total	$37,944	0.66%	$47,123	0.88%

(1) The ACL rate is calculated excluding balances related to loans that are insured by the FHA or guaranteed by the VA or SBA, including PPP loans.

Production Volumes for Sale to the Secondary Market

	Quarter Ended
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Loan originations
Single family loans	$238,505	$360,503	$414,102	$562,804	$623,889
Commercial and industrial and CRE loans	12,312	105,163	34,464	42,435	113,304
Loans sold
Single family loans	323,070	377,399	469,090	627,282	573,040
Commercial and industrial and CRE loans (1)	49,137	307,430	69,810	138,421	257,717
Net gain on loan origination and sale activities
Single family loans	6,169	10,578	14,249	15,836	26,187
Commercial and industrial and CRE loans (1)	2,105	9,501	3,260	5,435	7,272
Total	$8,274	$20,079	$17,509	$21,271	$33,459
(1) May include loans originated as held for investment.

Loan Servicing Income

	Quarter Ended
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Single family servicing income, net:
Servicing fees and other	$3,871	$3,870	$3,878	$3,975	$3,935
Changes - amortization (1)	(3,425)	(4,216)	(4,579)	(5,181)	(5,693)
Net	446	(346)	(701)	(1,206)	(1,758)
Risk management, single family MSRs:
Changes in fair value due to assumptions (2)	10,303	193	747	(5,024)	11,463
Net gain (loss) from derivatives hedging	(10,183)	(378)	(293)	5,024	(12,591)
Subtotal	120	(185)	454	—	(1,128)
Single family servicing income (loss)	566	(531)	(247)	(1,206)	(2,886)
Commercial loan servicing income:
Servicing fees and other	4,450	5,417	4,019	5,270	4,978
Amortization of capitalized MSRs	(1,712)	(2,346)	(1,758)	(2,133)	(1,344)
Total	2,738	3,071	2,261	3,137	3,634
Total loan servicing income	$3,304	$2,540	$2,014	$1,931	$748

(1)Represents changes due to collection/realization of expected cash flows and curtailments.
(2)Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Capitalized Mortgage Servicing Rights ("MSRs")

	Quarter Ended
(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Single Family MSRs
Beginning balance	$61,584	$61,206	$59,872	$62,352	$49,966
Additions and amortization:
Originations	3,916	4,401	5,166	7,725	6,616
Changes - amortization (1)	(3,425)	(4,216)	(4,579)	(5,181)	(5,693)
Net additions and amortization	491	185	587	2,544	923
Change in fair value due to assumptions (2)	10,303	193	747	(5,024)	11,463
Ending balance	$72,378	$61,584	$61,206	$59,872	$62,352
Ratio to related loans serviced for others	1.31%	1.11%	1.09%	1.05%	1.10%

Multifamily and SBA MSRs
Beginning balance	$39,415	$39,625	$39,113	$39,626	35,774
Originations	1,576	2,136	2,270	1,620	5,196
Amortization	(1,712)	(2,346)	(1,758)	(2,133)	(1,344)
Ending balance	$39,279	$39,415	$39,625	$39,113	$39,626
Ratio to related loans serviced for others	1.93%	1.94%	1.92%	1.92%	2.02%

(1) Represents changes due to collection/realization of expected cash flows and curtailments.
(2) Principally reflects changes in model assumptions, including prepayment speed assumptions, which are primarily affected by changes in mortgage interest rates.

Deposits

(in thousands)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Deposits by Product:
Noninterest-bearing accounts - checking and savings	$1,449,987	$1,433,566	$1,479,491	$1,316,698	$1,190,953
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	591,148	513,810	555,716	557,677	557,900
Statement savings accounts	309,462	302,389	305,395	293,563	287,028
Money market accounts	2,800,215	2,806,313	2,796,524	2,650,564	2,665,875
Total interest-bearing transaction and savings deposits	3,700,825	3,622,512	3,657,635	3,501,804	3,510,803
Total transaction and savings deposits	5,150,812	5,056,078	5,137,126	4,818,502	4,701,756
Certificates of deposit	915,481	906,928	995,475	1,022,967	1,178,714
Noninterest-bearing accounts - other	204,242	183,503	227,059	245,058	250,763
Total deposits	$6,270,535	$6,146,509	$6,359,660	$6,086,527	$6,131,233

Percent of total deposits:
Noninterest-bearing accounts - checking and savings	23.1%	23.3%	23.3%	21.6%	19.4%
Interest-bearing transaction and savings deposits:
Interest-bearing demand deposit accounts	9.4%	8.4%	8.7%	9.2%	9.1%
Statement savings accounts	4.9%	4.9%	4.8%	4.8%	4.7%
Money market accounts	44.7%	45.7%	44.0%	43.5%	43.5%
Total interest-bearing transaction and savings deposits	59.0%	59.0%	57.5%	57.5%	57.3%
Total transaction and savings deposits	82.1%	82.3%	80.8%	79.1%	76.7%
Certificates of deposit	14.6%	14.8%	15.7%	16.8%	19.2%
Noninterest-bearing accounts - other	3.3%	2.9%	3.5%	4.1%	4.1%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance.

In this press release, we use the following non-GAAP measures: (i) tangible common equity and tangible assets as we believe this information is consistent with the treatment by bank regulatory agencies, which excluded intangible assets from the calculation of capital ratios; and (ii) an efficiency ratio which is the ratio of noninterest expenses to the sum of net interest income and noninterest income, excluding certain items of income or expense and excluding taxes incurred and payable to the state of Washington as such taxes are not classified as income taxes and we believe including them in noninterest expenses impacts the comparability of our results to those companies whose operations are in states where assessed taxes on business are classified as income taxes.

These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures provided by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirements.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other parties in the evaluation of companies in our industry. Rather, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures prepared in accordance with GAAP. In the information below, we have provided reconciliations of, where applicable, the most comparable GAAP financial measures to the non-GAAP measures used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure.

HomeStreet, Inc. and Subsidiaries
Non-GAAP Financial Measures

Reconciliations of non-GAAP results of operations to the nearest comparable GAAP measures:

	As of or for the Quarter Ended
(in thousands, except share and per share data)	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021

Tangible book value per share
Shareholders' equity	$601,231	$715,339	$710,376	$708,731	$701,463
Less: Goodwill and other intangibles	(31,464)	(31,709)	(32,002)	(32,295)	(32,587)
Tangible shareholders' equity	$569,767	$683,630	$678,374	$676,436	$668,876

Common shares outstanding	18,700,536	20,085,336	20,446,648	20,791,659	21,360,514

Computed amount	$30.47	$34.04	$33.18	$32.53	$31.31

Tangible common equity to tangible assets
Tangible shareholders' equity (per above)	$569,767	$683,630	$678,374	$676,436	$668,876
Tangible assets
Total assets	$7,510,894	$7,204,091	$7,372,451	$7,167,951	$7,265,191
Less: Goodwill and other intangibles	(31,464)	(31,709)	(32,002)	(32,295)	(32,587)
Net	$7,479,430	$7,172,382	$7,340,449	$7,135,656	$7,232,604

Ratio	7.6%	9.5%	9.2%	9.5%	9.2%

Return on average tangible equity (annualized)
Average shareholders' equity	$698,598	$726,014	$726,823	$718,838	$731,719
Less: Average goodwill and other intangibles	(31,624)	(31,901)	(32,195)	(32,487)	(32,777)
Average tangible equity	$666,974	$694,113	$694,628	$686,351	$698,942

Net income	$19,951	$29,432	$27,170	$29,157	$29,663
Adjustments (tax effected)
Amortization of core deposit intangibles	191	229	229	229	236
Tangible income applicable to shareholders	$20,142	$29,661	$27,399	$29,386	$29,899

Ratio	12.2%	17.0%	15.6%	17.2%	17.3%

Efficiency ratio
Noninterest expense
Total	$54,473	$53,971	$51,949	$52,815	$56,608
Adjustments:
Legal fees recovery	—	—	—	1,900	—
State of Washington taxes	(506)	(664)	(578)	(602)	(579)
Adjusted total	$53,967	$53,307	$51,371	$54,113	$56,029

Total revenues
Net interest income	$54,546	$57,084	$57,484	$57,972	$54,517
Noninterest income	15,558	28,620	24,298	28,224	38,833
Adjusted total	$70,104	$85,704	$81,782	$86,196	$93,350

Ratio	77.0%	62.2%	62.8%	62.8%	60.0%

Effective tax rate used in computations above	22.0%	22.0%	22.0%	22.0%	19.3%

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or the negation thereof, or similar expressions. In addition, all statements that address and/or include beliefs, assumptions, estimates, projections and expectations of our future performance, financial condition, long-term value creation, capital management, reduction in volatility, reliability of earnings, provisions and allowances for credit losses, cost reduction initiatives, performance of our continued operations relative to our past operations, and restructuring activities are forward-looking statements within the meaning of the Reform Act. Forward-looking statements involve inherent risks, uncertainties and other factors, many of which are difficult to predict and are generally beyond management’s control. Forward-looking statements are based on the Company’s expectations at the time such statements are made and speak only as of the date made. The Company does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. The Company does not endorse any projections regarding future performance that may be made by third parties. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. Rather, more important factors could affect the Company’s future results, including but not limited to the following: (1) the continued impact of COVID-19 on the U.S. and global economies, including business disruptions, reductions in employment and an increase in business failures, specifically among our clients; (2) the continued impact of COVID-19 on our employees and our ability to provide services to our customers and respond to their needs as more cases of COVID-19 may arise in our primary markets; (3) the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control; (4) there may be increases in competitive pressure among financial institutions or from non-financial institutions; (5) changes in the interest rate environment may reduce interest margins; (6) changes in deposit flows, loan demand or real estate values may adversely affect the business of our primary subsidiary, the Bank, through which substantially all of our operations are carried out; (7) our ability to control operating costs and expenses; (8) our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses; (9) the adequacy of our allowance for credit losses; (10) changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently; (11) legislative or regulatory changes that may adversely affect our business or financial condition, including, without limitation, changes in corporate and/or individual income tax laws and policies, changes in privacy laws, and changes in regulatory capital or other rules, and the availability of resources to address or respond to such changes; (12) general economic conditions, either nationally or locally in some or all areas in which we conduct business, or conditions in the securities markets or banking industry, may be less favorable than what we currently anticipate; (13) challenges our customers may face in meeting current underwriting standards may adversely impact all or a substantial portion of the value of our rate-lock loan activity we recognize; (14) technological changes may be more difficult or expensive than what we anticipate; (15) a failure in or breach of our operational or security systems or information technology infrastructure, or those of our third-party providers and vendors, including due to cyber-attacks; (16) success or consummation of new business initiatives may be more difficult or expensive than what we anticipate; (17) our ability to grow efficiently both organically and through acquisitions and to manage our growth and integration costs; (18) our ability to attract and retain key members of our senior management team; (19) staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; (20) litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than what we anticipate; and (21) our ability to obtain regulatory approvals or non-objection to take various capital actions, including the payment of dividends by us or the Bank, or repurchases of our common stock. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives cited in this release, other releases, public statements and/or filings with the Securities and Exchange Commission (“SEC”) is also contained in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.